Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pride International, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-107051, and 333-118106) on Form S-3 and S-3/A, registration statement (Nos. 333-66644 and 333-666444-01) on Post-Effective Amendment No. 1 on Form S-8 to the Registration Statements on Form S-4, and registration statement (Nos. 333-115588 and 333-131261) on Form S-8 of Pride International, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Pride International, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Pride International, Inc. Our report refers to a change in the method of accounting for defined benefit pension and other postretirement plans and share-based payments.

/s/ KPMG LLP

Houston, Texas
February 28, 2007